Exhibit 99.1

FOR IMMEDIATE RELEASE


                   IAC COMPLETES ACQUISITION OF EXPEDIA, INC.

NEW YORK, NEW YORK - AUGUST 8, 2003 - IAC/InterActiveCorp (Nasdaq: IACI) today announced the successful completion of its acquisition of the outstanding shares of Expedia, Inc. that it did not already own through the merger of a wholly owned subsidiary of IAC with and into Expedia. Expedia will continue operations as a wholly owned operating business of IAC. The acquisition became effective as of the close of market today.

In connection with the acquisition, each share of Expedia common stock was converted into 1.93875 shares of IAC common stock, each publicly traded Expedia warrant to purchase one share of Expedia common stock was converted into an IAC warrant to purchase 1.93875 shares of IAC common stock, and outstanding options to purchase Expedia common stock were converted into options to purchase IAC common stock. In the transaction, IAC issued to Expedia's public shareholders approximately 100.8 million basic shares of IAC common stock and 133.3 million shares on a fully diluted, treasury method basis.

Shares of Expedia common stock and warrants to purchase one share of Expedia common stock, which prior to the merger traded on the Nasdaq National Market under the symbols EXPE and EXPEW, respectively, were delisted from trading as of the close of the market today. Warrants to purchase 1.93875 shares of IAC common stock issued in connection with the acquisition will commence trading on the Nasdaq National Market under the ticker symbol IACIZ as of the market opening on Monday, August 11, 2003.

ABOUT EXPEDIA, INC.
-------------------
Expedia, Inc. is the world's leading online travel service and the fourth largest travel agency in the U.S. Expedia's award-winning Expert Searching and Pricing (ESP) technology delivers the most comprehensive flight options available online. ESP also allows customers to dynamically build complete trips that combine flights, Expedia(R) Special Rate hotels and other lodging, ground transportation, and destination activities. Expedia operates Classic Custom Vacations(R), a leading wholesaler of premiere vacation packages to destinations such as Hawaii, Mexico, Europe and the Caribbean; and Metropolitan Travel, a corporate travel agency. Expedia, Inc.'s wholly owned subsidiary, Travelscape, Inc., operates WWTE(tm), bringing complementary cross-sell and dynamic packaging booking functionality to third parties on a private-label basis. Expedia is a wholly owned operating business of IAC/InterActiveCorp (NASDAQ: IACI).


ABOUT IAC/INTERACTIVECORP
-------------------------
IAC/InterActiveCorp (Nasdaq: IACI), formerly USA Interactive, is comprised of the following operating businesses: Expedia, Inc., which oversees Interval International and TV Travel Shop; Hotels.com; HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; and Precision Response Corporation. IAC has also entered into an agreement to acquire LendingTree (Nasdaq: TREE), which is expected to be completed in the third quarter of 2003. The goal of the Company is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.





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Contacts:
Deborah Roth, IAC Corporate Communications, 212/314-7254;
Roger Clark/Lauren Rosenfield, IAC Investor Relations, 212/314-7400; Andrea Riggs, Expedia, Inc. Communications, 425/748-3837;
Marj Charlier, Expedia, Inc. Investor Relations, 425/564-7666